Exhibit 99.1

News Release

Contacts:	John B. Kelso, Director of Investor Relations
Evergreen Resources, Inc.
(303) 298-8100

EVERGREEN RESOURCES CLOSES $22 MILLION SALE OF KANSAS PROPERTIES WITH HEARTLAND OIL AND GAS CORP.

Denver, Colorado, September 27, 2004 …EVERGREEN RESOURCES, INC. (NYSE: EVG) today announced that the company has closed the sale of its Kansas assets to Heartland Oil and Gas Corporation (OTCBB: HOGC) for $22 million in cash.  Net proceeds of the sale, after deducting approximately $500,000 of transaction costs, came to approximately $21.5 million.  As a result of the Kansas assets sale, in Evergreen’s proposed merger with a subsidiary of Pioneer Natural Resources Company (NYSE: PXD), Evergreen shareholders would receive approximately $0.13 per share more of cash merger consideration than if the assets had not been sold.  This would result in total cash merger consideration related to the Kansas assets of approximately $0.48 per share for Evergreen shareholders.

The Kansas assets comprise all of Evergreen’s interests in the Forest City Basin, including approximately 766,000 acres of leases, well bores, surface equipment, gathering and surface facilities, vehicles, pipelines, as well as geological, engineering, land and accounting data and records.

Evergreen’s executive officers have agreed to serve as an “advisory board” to Heartland’s management for two years to provide reasonable transition assistance in the operation and development of the Kansas assets.  Heartland granted stock options to the executive officers as consideration for their service.  Heartland intends to retain all field personnel currently employed by Evergreen in the Forest City Basin.

As previously reported, the boards of directors of Evergreen Resources and Pioneer Natural Resources Company approved a strategic merger valued at approximately $2.1 billion, in which Evergreen will become a subsidiary of Pioneer and Evergreen shareholders will receive new shares of Pioneer common stock and cash. Pioneer will continue to be headquartered in Dallas, and will retain Evergreen’s Denver offices as its base of operations in the Rockies.  Completion of the merger is subject to the approval of the shareholders of both Evergreen and Pioneer.  The merger is expected to be completed on September 28, 2004.

Evergreen Resources is an independent energy company engaged primarily in the operation, development, production, exploration and acquisition of North American unconventional natural gas properties.  Evergreen is one of the leading developers of coal bed methane reserves in the United States.  Evergreen’s current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado.  The Company is also expanding its conventional and unconventional projects in the Piceance Basin in western Colorado, the Uintah Basin in eastern Utah, and in the Western Canada Sedimentary Basin in south-central Alberta.

Evergreen has also initiated coal bed methane projects in the Cook Inlet-Susitna Basin in Alaska.

Heartland is an emerging coal bed methane gas company focusing on its substantial acreage position in the Forest City Basin in the state of Kansas.  Heartland has acquired leasehold interests in approximately 252,000 acres in the Forest City Basin. Since Heartland initiated its CBM project in 2001 the Forest City/Cherokee basin fairway has become the subject of increased activity in both leasing and drilling. At this time, several producing coal bed methane fields are located in the southern and eastern parts of the fairway, and there are a number of pilot programs under way throughout the basin.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to Evergreen as of today’s date, and Evergreen does not assume any obligations to update any of these statements.  The forward-looking statements are not guarantees of the future performance of Evergreen and actual results may vary materially from the results and expectations discussed.  For instance, there is no assurance that Evergreen and Pioneer will complete the proposed merger of Evergreen with a subsidiary of Pioneer.  The merger agreement will terminate if the companies do not receive necessary approval of each of Evergreen’s and Pioneer’s stockholders or fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Evergreen into Pioneer’s business, and each company’s ability to compete in the highly competitive oil and gas exploration and production industry.  The revenues, earnings and business prospects of Evergreen and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Evergreen’s ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism.  These and other risks are identified from time to time in Evergreen’s SEC reports and public announcements.

You are urged to read the joint proxy statement/prospectus regarding the proposed merger filed with the SEC because it contains important information.  You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Evergreen at the SEC’s Internet Site (http://www.sec.gov). Copies of the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Evergreen Resources, Inc., John B. Kelso, 1401 17th Street, Suite 1200, Denver, Colorado 80202, or via telephone at 303-298-8100.